Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
AG MORTGAGE INVESTMENT TRUST, INC.,
AGMIT MERGER SUB, LLC,
WESTERN ASSET MORTGAGE CAPITAL CORPORATION
and, solely for the limited purposes set forth herein,
AG REIT MANAGEMENT, LLC
Dated as of August 8, 2023

TABLE OF CONTENTS

ANNEXES
Annex A    Certain Definitions
Annex B    Exchange Ratio Spreadsheet

Exhibit A    Termination Agreement
Exhibit B    Parent Management Agreement Amendment

Exhibit C    Form of Parent and Merger Sub Reorganization Opinion
Exhibit D    Form of Company Reorganization Opinion

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2023 (this “Agreement”), by and among AG Mortgage Investment Trust, Inc., a Maryland corporation (“Parent”), AGMIT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Western Asset Mortgage Capital Corporation, a Delaware corporation (the “Company”), and, solely for purposes of Section 3.3(a), Section 3.3(i), Article V, Section 6.13, Section 7.2, Section 7.3 and Article IX, AG REIT Management, LLC, a Delaware limited liability company (“Parent Manager”).
WHEREAS, each of the Company and Parent is a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the merger of the Company with and into Merger Sub (the “Merger”), are in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) resolved to recommend that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are in the best interests of Parent, (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance (such recommendation made in clause (iv), the “Parent Board Recommendation”);
WHEREAS, Parent, as the sole member of Merger Sub, has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable and (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Company Manager have entered into an amendment to the Company Management Agreement, in the form of Exhibit A hereto, terminating the Company Management Agreement, which shall become effective at the Effective Time (such amendment, the “Termination Agreement”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Parent Manager have entered into an amendment to the Parent Management Agreement, in the form of Exhibit B hereto, which shall become effective at the Effective Time (such amendment, the “Parent Management Agreement Amendment”);

WHEREAS, concurrently with the execution of this Agreement, (i) that certain Agreement and Plan of Merger, dated as of June 27, 2023 (the “TPT Merger Agreement”), by and among the Company, Maverick Merger Sub, LLC (“Maverick Merger Sub”) and Terra Property Trust, Inc. (“TPT”), has been validly terminated in accordance with its terms by the Company, and (ii) Parent, on behalf of the Company, has paid the termination fee in an amount equal to $3,000,000 to TPT by wire transfer of immediately available funds (the “TPT Termination Fee”) in accordance with the terms of the TPT Merger Agreement, in full satisfaction of the Company’s and Maverick Merger Sub’s remaining obligations under the TPT Merger Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
Article ICERTAIN DEFINITIONS
1.1Certain Definitions
. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.
1.2Terms Defined Elsewhere
. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Affiliate    A-1
Agency RMBS    A-1
Aggregate Additional Manager Consideration Amount    A-1
Agreement    Preamble
beneficial ownership    A-1
beneficially owning    A-1
Book-Entry Shares    3.3(b)(i)
Business Day    A-1
Cancelled Shares    3.1(b)(iii)
Certificates    3.3(b)(i)
CHOSEN COURTS    9.7(b)
Closing    2.2(a)
Closing Date    2.2(a)
Code    Recitals
Company    Preamble
Company Additional Dividend Amount    6.20(a)
Company Affiliate    9.10(a)
Company Board    Recitals
Company Board Recommendation    Recitals
Company Capital Stock    A-1
Company Change of Recommendation    6.3(b)
Company Common Stock    3.1(b)(i)
Company Competing Proposal    A-1

Company Contracts    4.16(b)
Company Convertible Notes    A-1
Company Convertible Notes Indenture    A-1
Company Director Designee    2.6
Company Disclosure Letter    IV
Company Equity Awards    3.2
Company Equity Plans    A-2
Company Expense Reimbursement Amount    8.3(b)
Company Intellectual Property    A-2
Company Management Agreement    A-2
Company Manager    A-2
Company Material Adverse Effect    A-2
Company Permits    4.9
Company Portfolio Securities    6.1(b)(iv)
Company REIT Cap Amount    8.3(i)(i)
Company SEC Documents    4.5(a)
Company Severance Payments    6.25
Company Stockholder Approval    A-2
Company Stockholders    Recitals
Company Stockholders Meeting    4.4
Company Superior Proposal    A-2
Company Tax Representation Letter    6.19(a)
Company Termination Fee    A-2
Company Transaction Expenses    A-2
Company Vendor Contracts    4.15(a)(xii)
Confidentiality Agreement    6.7(b)
Consent    A-3
control    A-3
COVID-19    A-3
Creditors’ Rights    4.3(a)
D&O Insurance    6.9(d)
Delaware Secretary of State    2.2(b)
Determination Date    A-3
DGCL    A-3
Dispute Notice    3.1(d)(ii)
Dissenting Shares    3.3(j)
effect    A-5
Effective Time    2.2(b)
e-mail    9.3
Employee Benefit Plan    A-3
End Date    8.1(b)(ii)
ERISA    A-3
ERISA Affiliate    A-3
Exchange Act    A-3
Exchange Agent    3.3(a)
Exchange Fund    3.3(a)
Exchange Ratio    A-3
Exchange Ratio Spreadsheet    3.1(d)(iv)
Final Company Transaction Expenses Amount    3.1(d)(i)
Final Parent Transaction Expenses Amount    3.1(d)(i)
GAAP    4.5(b)
Governmental Entity    A-3
group    A-4
Indebtedness    A-4

Indemnified Liabilities    6.9(a)
Indemnified Persons    6.9(a)
Independent Valuation Firm    3.1(d)(iii)
Intellectual Property    A-4
Investment Company Act    A-4
IRS    A-4
knowledge    A-4
Law    A-4
Letter of Transmittal    3.3(b)(i)
Leverage Ratio    A-4
Lien    A-5
LLC Act    2.1
Material Adverse Effect    A-5
Material Company Insurance Policies    4.16
Material Parent Insurance Policies    5.16
Maverick Merger Sub    Recitals
Maximum Leverage Ratio    A-6
Merger    Recitals
Merger Certificate    2.2(b)
Merger Consideration    3.1(b)(i)
Merger Sub    Preamble
MGCL    5.2(b)
Minimum Distribution Dividend    A-6
NYSE    A-6
Organizational Documents    A-6
other party    A-6
Parent    Preamble
Parent Additional Dividend Amount    6.20(b)
Parent Affiliate    9.10(b)
Parent Board    Recitals
Parent Board Recommendation    Recitals
Parent Capital Stock    A-6
Parent Change of Recommendation    6.4(a)
Parent Common Stock    A-6
Parent Competing Proposal    A-6
Parent Contracts    5.15(b)
Parent Disclosure Letter    V
Parent Equity Plan    5.2(a)
Parent Expense Reimbursement Amount    8.3(c)
Parent Intellectual Property    A-7
Parent Management Agreement Amendment    Recitals
Parent Manager    Preamble
Parent Material Adverse Effect    A-7
Parent Permits    5.9
Parent Plan    A-7
Parent Preferred Stock    A-7
Parent REIT Cap Amount    8.3(j)(i)
Parent Restricted Stock    A-7
Parent SEC Documents    5.5(a)
Parent Series A Preferred Stock    A-7
Parent Series B Preferred Stock    A-7
Parent Series C Preferred Stock    A-7
Parent Stock Issuance    Recitals
Parent Stockholder Approval    A-7

Parent Stockholders    A-7
Parent Stockholders Meeting    A-7
Parent Superior Proposal    A-7
Parent Tax Representation Letter    6.19(b)
Parent Termination Fee    A-7
Parent Transaction Expenses    A-7
parties    A-8
party    A-8
pdf    9.5
Per Share Additional Manager Consideration    A-8
Per Share Stock Consideration    3.1(b)(i)
Permitted Liens    A-8
Person    A-8
Prior Company Bidders    6.3(a)
Proceeding    A-8
Proposed Transaction Expenses Schedule    A-8
Proxy Statement    4.4
Qualified REIT Subsidiary    4.1(b)
Qualifying Income    8.3(i)(i)
Receiving Party    A-8
Registration Statement    4.8
REIT    Recitals
Representatives    A-9
SEC    A-9
Securities Act    A-9
Subsidiary    A-9
Surviving Company    2.1
Takeover Law    A-9
Tax    A-9
Tax Returns    A-9
Taxable REIT Subsidiary    4.1(b)
Taxes    A-9
Taxing Authority    A-9
Terminable Breach    8.1(b)(iii)
Termination Agreement    Recitals
TPT    Recitals
TPT Merger Agreement    Recitals
TPT Termination Fee    Recitals
Trading Day    A-9
Trading Hour    A-9
Transaction Agreements    A-9
Transaction Litigation    6.16
Transactions    Recitals
Transfer Taxes    A-9
Treasury Regulations    A-10
Voting Debt    A-10
Willful and Material Breach    A-10

Article IITHE MERGER
2.1 The Merger

. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving company of the Merger (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). As a result of the Merger, the Surviving Company shall be a wholly owned Subsidiary of Parent.
2.2 Closing
.
(a)The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated pursuant to the DGCL and the LLC Act by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Merger Certificate”), in such form as is required by, and executed in accordance with, the DGCL and the LLC Act, and the parties shall make all other filings or recordings required under the DGCL and the LLC Act in connection with the Merger. The Merger shall become effective at such time as the Merger Certificate is filed and accepted for record by the Delaware Secretary of State, or such later date and time as shall be agreed to in writing by the Company and Parent and specified in the Merger Certificate (such date and time the Merger becomes effective, the “Effective Time”).
2.3 Effect of the Merger
. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all restrictions, disabilities, duties, debts and liabilities of each of the Company and Merger Sub shall become the restrictions, disabilities, duties, debts and liabilities of the Surviving Company.
2.4 Organizational Documents
. At the Effective Time, and as part of the Merger, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended, subject to Section 6.9(b), in accordance with its respective terms and applicable Law. In addition, at the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter amended, subject to Section 6.9(b), in accordance with the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement and applicable Law.

2.5 Managers and Officers of the Surviving Company
. From and after the Effective Time, the manager or managers and officers of Merger Sub immediately prior to the Effective Time shall be the manager or managers and officers of the Surviving Company, and such manager or managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
2.6 Directors of Parent
. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, (i) the size of the Parent Board is increased by two members and (ii) M. Christian Mitchell and Lisa G. Quateman shall be appointed to the Parent Board (each, a “Company Director Designee”). Each Company Director Designee must (a) at the time of such designation be a director of the Company, (b) have provided a fully completed directors’ questionnaire to Parent prior to such appointment and (c) meet the qualifications of an “independent director” of Parent under the rules of the NYSE. In the event that any Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company no later than the fifth (5th) day prior to the Closing Date, which substitute, if such substitute satisfies the foregoing requirements, shall be deemed to be a Company Director Designee for purposes of this Agreement. Subject to the Parent Board’s exercise of its legal duties as directors under applicable Law, Parent shall take all action necessary to nominate the Company Director Designees to the Parent Board at the Parent Board’s next annual meeting following the Effective Time, including, but not limited to, including the individuals as persons nominated as members of the Parent Board in the Parent Board’s proxy statement for such annual meeting, and recommending to its shareholders to elect the Company Director Designees to the Parent Board. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designees. The obligations of Parent under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designees unless (a) such termination or modification is required by applicable Law or (b) the Company Director Designees have consented in writing to such termination or modification (it being expressly agreed that the Company Director Designees shall be third-party beneficiaries of this Section 2.6).
2.7 Tax Consequences
. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.
Article III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY
AND MERGER SUB; EXCHANGE
3.1 Effect of the Merger on Capital Stock

. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
(a)Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.
(b)Capital Stock of the Company.
(i)Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and Dissenting Shares, each as defined below), shall be converted into the right to receive (1) from Parent that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (2) from Parent Manager (acting solely on its own behalf), as additional consideration, the Per Share Additional Manager Consideration. As used in this Agreement, “Merger Consideration” means the Per Share Stock Consideration and the Per Share Additional Manager Consideration.
(ii)All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)All shares of Company Common Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)Cap on Per Share Additional Manager Consideration. The parties intend that the Merger shall not constitute a “Fundamental Change” under the Company Convertible Notes Indenture. The parties agree that in no event will the Per Share Additional Manager Consideration equal or exceed 10% of the total value of the Merger Consideration received by a holder of Company Common Stock hereunder, excluding cash payments for fractional shares in accordance with Section 3.3(h). If necessary, the amount of the Per Share Additional Manager Consideration shall be reduced by the smallest amount (rounded to the nearest cent) that causes the Per Share Additional Manager Consideration to be less than 10% of the total value of the Merger Consideration received by a holder of Company Common Stock hereunder, with such excess amount being available to offset reimbursable expenses payable to Parent Manager following the Closing in accordance with the terms of the Parent Management Agreement Amendment.
(d)Adjustment to Exchange Ratio for Company Transaction Expenses and Parent Transaction Expenses.

(i)As promptly as practicable, and in any event within two Business Days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Transaction Expenses Schedule, together with such supporting documentation that the Receiving Party may reasonably request. The Company Transaction Expenses and the Parent Transaction Expenses as of the Determination Date, as finally determined pursuant to this Section 3.1(d), are referred to herein as the “Final Company Transaction Expenses Amount” and the “Final Parent Transaction Expenses Amount,” respectively.
(ii)Within two Business Days after the delivery of each Proposed Transaction Expenses Schedule, the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule. In the event that the Receiving Party disputes the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule, the Receiving Party shall notify the Calculating Party in writing and in reasonable detail of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party’s calculation of such disputed amounts (a “Dispute Notice”), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Calculating Party’s Proposed Transaction Expenses Schedule. In the event that the Receiving Party notifies the Calculating Party that it accepts the Calculating Party’s Proposed Transaction Expenses Schedule, or does not deliver a Dispute Notice to the Calculating Party, during such two Business Day period, the Receiving Party shall be considered to have accepted the accuracy of the Calculating Party’s Proposed Transaction Expenses Schedule, and the calculations of the Company Transaction Expenses or the Parent Transaction Expenses set forth therein shall be final, conclusive and binding upon the parties.
(iii)If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 3.1(d)(ii) above, Parent and the Company will endeavor in good faith to resolve any disputed items no later than two Business Days after delivery to the Receiving Party of the Dispute Notice. If Parent and the Company are unable to resolve the disputed matters in accordance with the preceding sentence, then the Calculating Party and the Receiving Party shall as promptly as practicable jointly engage a mutually agreed upon nationally recognized registered independent public accounting firm or nationally recognized independent valuation expert (the “Independent Valuation Firm”) to make a binding determination only as to the items set forth in the Dispute Notice based solely on presentations by each party in accordance with the terms of this Agreement. The Independent Valuation Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within five Business Days from the date of referral. The Independent Valuation Firm shall consider only those items or amounts in the Proposed Transaction Expenses Schedule as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Valuation Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Transaction Expenses Schedule based on the Independent Valuation Firm’s determination with respect to the disputed items and amounts solely in accordance with this Agreement and the Exchange Ratio Spreadsheet and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, the Independent Valuation Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties, and neither any party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Valuation Firm. The fees and expenses of the Independent Valuation Firm shall be shared equally by the parties.
(iv)Promptly following the final determination of the Final Company Transaction Expenses Amount and the Final Parent Transaction Expenses Amount, the Exchange Ratio shall be adjusted in accordance with the methodology set forth in the spreadsheet attached hereto as Annex B (the “Exchange Ratio Spreadsheet”). Notwithstanding anything to the contrary herein, Company Transaction Expenses and Parent Transaction Expenses that were accrued or paid prior to or as of June 30, 2023, to the extent reflected in the Company’s and Parent’s adjusted book values, respectively, in the Exchange Ratio Spreadsheet, shall not be deemed Company Transaction Expenses or Parent Transaction Expenses, as applicable, for purposes of the Final Company Transaction Expenses Amount or the Final Parent Transaction Expenses Amount calculations, as applicable, pursuant to this Section 3.1(d). The preceding sentence is intended to be interpreted to avoid duplication or double counting of Company Transaction Expenses or Parent Transaction Expenses for purposes of the Exchange Ratio, the Final Company Transaction Expenses Amount and the Final Parent Transaction Expenses Amount calculations.
(v)Subject to Section 6.13, as soon as practicable (but not more than two Business Days) following the final determination of the Final Company Transaction Expenses Amount, the Final Parent Transaction Expenses Amount and the Exchange Ratio, the Company and Parent shall make a joint public statement to disclose the Exchange Ratio and shall file Current Reports on Form 8-K reflecting such disclosures.
(e)Adjustment to Merger Consideration and Exchange Ratio. The Merger Consideration and the Exchange Ratio shall be equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time and thereafter all references to the Merger Consideration and the Exchange Ratio, as applicable, shall be deemed to be the Merger Consideration and Exchange Ratio, as so adjusted. Nothing in this Section 3.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
3.2 Treatment of Equity Awards
. Except as set forth on Section 3.2 of the Company Disclosure Letter, each share of restricted Company Common Stock and each restricted stock unit, whether vested or unvested, relating to shares of Company Common Stock that was granted pursuant to a Company Equity Plan, and is outstanding immediately prior to the Effective Time (the “Company Equity Awards”), shall vest (to the extent not yet vested) effective as of immediately prior to the Effective Time and each such Company Equity Award shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with the terms hereof. For purposes of the foregoing, the Company Equity Awards may be net settled in respect of applicable withholding Taxes, if any. Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, payment of the Merger Consideration will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code. Prior to the Effective Time, the parties agree that the Company shall, and shall be permitted under this Agreement to, take, or cause to be taken, such actions and adopt such resolutions as are required to effectuate the treatment of the Company Equity Awards pursuant to the terms of this Section 3.2, and to take all actions reasonably required to effectuate any provision of this Section 3.2.
3.3 Payment for Securities; Exchange
.
(a)Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent, Parent Manager and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration, including the Per Share Additional Manager Consideration, and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, (i) Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1 and (ii) Parent Manager (acting solely on its own behalf) shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, an aggregate amount of cash sufficient to pay the Per Share Additional Manager Consideration. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h), and Parent Manager (acting solely on its own behalf) agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay the Per Share Additional Manager Consideration. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including any cash payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)Exchange Procedures.
(i)As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (A) a letter of transmittal (“Letter of Transmittal“), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.
(ii)Upon surrender to the Exchange Agent of Certificates or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the shares of Parent Common Stock comprising the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash portion of the Merger Consideration and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Company, upon demand, and any former Company Stockholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(f)Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificates or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive Trading Days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company, Parent Manager and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent, the Surviving Company, Parent Manager or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company, Parent Manager or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL or similar appraisal or dissenters’ rights under any other applicable Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal or dissenters’ rights under Section 262 of the DGCL or such other applicable Law (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL or such other applicable Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal or dissenters’ rights and payment under the DGCL or such other applicable Law, as applicable (whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any demands for appraisal of or dissenters’ rights respecting any shares of Company Common Stock (or threats thereof), withdrawals of such demands and any other instruments served pursuant to the DGCL or such other applicable Law received by the Company relating to appraisal or dissenters’ demands, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
4.1 Organization, Standing and Power
(a)Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a subsidiary REIT, together with (i) the U.S. federal income tax status of each subsidiary, (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (iii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary.
(c)Schedule 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has an equity interest.
4.2 Capital Structure
.
(a)As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. At the close of business on July 31, 2023: (A) 6,038,012 shares of Company Common Stock were issued and outstanding, including 475 shares of restricted Company Common Stock granted under the Company Equity Plans; (B) no shares of the Company Preferred Stock were issued and outstanding; (C) 3,206,319 shares of the Company

Common Stock were reserved for issuance pursuant to the conversion rights under the Company Convertible Notes; and (D) 123,896 shares of Company Common Stock were subject to outstanding restricted stock units granted under the Company Equity Plans. Except as set forth in this Section 4.2, at the close of business on July 31, 2023, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.
(b)All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the DGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, or issued and outstanding membership interests, as applicable, of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens.
(c)As of the close of business on July 31, 2023, except as set forth in this Section 4.2, the Company Convertible Notes and the Organizational Documents of the Company, and except for stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are no outstanding: (i) shares of Company Capital Stock; (ii) Voting Debt; (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt; (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock.
(d)All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
4.3 Authority; No Violations; Approvals
.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval and (ii) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent, Merger Sub and Parent Manager, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, by resolutions of the directors present and voting at such meeting (which resolutions have not been subsequently rescinded, modified or withdrawn), has (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (D) resolved to make the Company Board Recommendation. Except as permitted under Section 6.3, none of the foregoing actions by the Company Board have been rescinded or withdrawn or modified in any way. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions.
(b)Except as set forth in Schedule 4.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.4 Consents
. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL and the LLC Act; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Documents; Financial Statements; Internal Controls and Procedures
.
(a)Since December 31, 2021, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents“). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP“) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.
(c)Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From April 1, 2023 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Affiliates or Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
4.6 Absence of Certain Changes or Events
.
(a)From April 1, 2023 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)From April 1, 2023 through the date of this Agreement, except as for events giving rise to and the actions taken in connection with this Agreement (including the termination of the TPT Merger Agreement), the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
4.7 No Undisclosed Material Liabilities
. There are no liabilities of the Company or any of its Subsidiaries of a type required by GAAP to be recorded as a liability on a consolidated balance sheet of the Company or in the notes thereto, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2022 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(xi); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.8 Information Supplied
. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
4.9 Company Permits; Compliance with Applicable Laws
. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or the Company Manager (to the extent related to the Company or its Subsidiaries) is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10 and Section 4.11.
4.10 Compensation; Benefits
.
(a)Schedule 4.10 of the Company Disclosure Letter sets forth a list of each material Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (the “Company Plans”). True, correct and complete copies of each of the material Company Plans have been furnished or made available to Parent or its Representatives, including (i) all governing plan documents (including amendments), (ii) all trust agreement or other funding arrangements (including insurance contracts), (iii) the most recent IRS determination or opinion letter, (iv) the most recent summary plan descriptions, (v) annual reports or returns, audited or unaudited financial statements, and actuarial valuations for the most recent three (3) plan years, and (vi) non-discrimination testing data and reports for the two most recently completed plan years.
(b)Each Company Plan has been established, funded and administered in compliance in all material respects with its terms and all applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans. All Company Plans that are intended to be subject to the tax qualification requirements of Code Section 401(a) are so qualified and have received a favorable determination letter from the IRS or is maintained pursuant to a pre-approved plan where the Company is entitled to rely on a favorable opinion letter from the IRS. All contributions to, and payments from, each Company Plan have been timely made.
(c)Neither the Company nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither the Company nor its ERISA Affiliates have ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) and 3(37)(A)). No Company Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40).

The Company has no liability under Title IV of ERISA or Code Section 412 either directly or through its ERISA Affiliates. Neither the Company nor its ERISA Affiliates have maintained in the past nor currently maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors or other applicable Law. The Company has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608.
(d)Except as otherwise provided for in this Agreement or as set forth in Schedule 4.10(d) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement, or consummation of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former service provider to the Company or any of its Subsidiaries to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former service provider to the Company or any of its Subsidiaries to unemployment compensation, severance pay, or any increase in severance pay upon any termination of employment, (iii) result in any breach or violation of, or a default under, any of the Company Plans, (iv) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation of benefits under or increase the amount of compensation due to any individual service provider to the Company or any of its Subsidiaries, (v) give rise to any payment or benefit that would not be deductible in whole or in part by reason of Section 280G of the Code, or (vi) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, the Company or the Surviving Company, to merge, amend or terminate any of the Company Plans.
(e)Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code, and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries (x) has an obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) has been required to report to any Governmental Entity any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(f)No Company Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither the Company nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
4.11 Taxes
.
(a)The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)The Company: (i) for its taxable years commencing with its taxable year ended December 31, 2012 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Effective Time; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)WMC Residential Mortgage Sub-REIT 1, LLC: (i) for its taxable years commencing with its taxable year ended December 31, 2019 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner so that it would qualify as a REIT if its taxable year ended with the Effective Time, disregarding for this purpose the distribution requirement described in Section 857(a)(1) of the Code; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(d)Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.
(e)The Company has made available to Parent complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2018.
(f)Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.
(g)(i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(h)Since the Company’s formation, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(i)The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(j)There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.
(k)No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.
(l)There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(m)Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(n)Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o)Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(p)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(q)Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the Company is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(r)This Section 4.11 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.
4.12 Litigation
. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) any judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.
4.13 Intellectual Property
. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.14 Real Property
. Neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed with the SEC prior to the date hereof.
4.15 Material Contracts
.
(a)Schedule 4.15(a) of the Company Disclosure Letter sets forth a true and complete list (other than any Company Plan), as of the date of this Agreement, of:
(i)other than contracts providing for the acquisition, purchase, sale or divestiture of residential or commercial mortgages, Agency RMBS and commercial mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by the Company or any Subsidiary of the Company in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the

Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000;
(ii)each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;
(iv)other than contracts providing for repurchase transactions or reverse repurchase transactions in the ordinary course of business involving Company Portfolio Securities in an amount of $1,000,000 or less, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);
(v)each master agreement under which the Company or a Subsidiary of the Company enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(vi)each employment contract to which the Company or a Subsidiary of the Company is a party;
(vii)each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company;
(viii)each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;
(ix)each material partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);
(x)each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager, or any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), or of the Company Manager, on the other hand;
(xi)each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(xii)each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.15(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $500,000 following the Effective Time (such contracts are herein referred to as “Company Vendor Contracts”); and
(xiii)each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.15(a) with respect to the Company or any Subsidiary of the Company, other than a Company Plan.
(b)Collectively, the contracts set forth in Section 4.15(a) are herein referred to as the “Company Contracts.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.
4.16 Insurance
. To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. To the knowledge of the Company, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.
4.17 Opinion of Financial Advisor
. The Company Board has received the opinion of BTIG, LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to Parent for information purposes only.
4.18 Brokers
. Except for the fees and expenses payable to JMP Securities LLC and BTIG, LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions or in connection with the TPT Merger Agreement (including the termination thereof) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
4.19 State Takeover Statute

. Neither the restrictions set forth in Section 203 of the DGCL nor any other Takeover Laws apply to this Agreement or any of the Transactions with respect to the Company and its Subsidiaries. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Section 203 of the DGCL and (b) to the extent applicable to the Company, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
4.20 Investment Company Act
. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
4.21 TPT Merger Agreement
. Concurrently with the execution and delivery of this Agreement and subject to Parent paying the TPT Termination Fee, the Company has validly terminated the TPT Merger Agreement in accordance with its terms. Other than the payment of the TPT Termination Fee (which payment is being made by Parent on the Company’s behalf concurrently with the execution of this Agreement), no payments or amounts are due to TPT from the Company, Maverick Merger Sub or their respective Affiliates under the terms of the TPT Merger Agreement. The Company has complied in all material respects with its obligations under the TPT Merger Agreement, including Section 6.3 thereof, without giving effect to any consent or waiver thereunder.
4.22 No Additional Representations
.
(a)Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or its Affiliates or its Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
Article V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARENT MANAGER
Except as set forth in the disclosure letter delivered by Parent, Merger Sub and Parent Manager to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent, Merger Sub and Parent Manager, as applicable, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
5.1 Organization, Standing and Power
.
(a)Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to (i) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Each of Parent, its Subsidiaries (including Merger Sub) and Parent Manager is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b)Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT, together with (i) the U.S. federal income tax status of each Subsidiary, (ii) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (iii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary.
(c)Schedule 5.1(c) of the Parent Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of Parent, in which the Parent or any Subsidiary of the Parent has an equity interest.

5.2 Capital Structure
.
(a)As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock, of which 3,000,000 shares have been designated as Parent Series A Preferred Stock, 6,000,000 shares have been designated as Parent Series B Preferred Stock and 4,600,000 have been designated as Parent Series C Preferred Stock. At the close of business on July 31, 2023: (A) 20,219,246 shares of Parent Common Stock were issued and outstanding; (B) 1,663,193 shares of Parent Series A Preferred Stock were issued and outstanding; (C) 3,727,641 shares of Parent Series B Preferred Stock were issued and outstanding; (D) 3,728,795 shares of Parent Series C Preferred Stock were issued and outstanding; (E) 1,079,358 shares of Parent Common Stock were reserved for issuance pursuant to the equity or equity-based awards outstanding under, or that may be granted in the future under, the equity compensation plans of Parent (as amended from time to time, the “Parent Equity Plans”); and (F) 7,915,381 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Parent Preferred Stock. Except as set forth in this Section 5.2, at the close of business on July 31, 2023, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.
(b)All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the Maryland General Corporation Act (the “MGCL”) and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests, as applicable, of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted Liens.
(c)As of the close of business on July 31, 2023, except as set forth in this Section 5.2, and the Organizational Documents of Parent, and except for stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock; (ii) Voting Debt; (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt; (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of Parent, there are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(d)As of the date of this Agreement, all of the issued and outstanding membership interests in Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by Parent.
(e)All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).
5.3 Authority; No Violations; Approvals
.
(a)Each of Parent, Merger Sub and Parent Manager has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent, Merger Sub and Parent Manager and the consummation by Parent, Merger Sub and Parent Manager of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent (subject to obtaining the Parent Stockholder Approval) and Merger Sub and Parent Manager, subject to, with respect to consummation of the Merger, the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by each of Parent, Merger Sub and Parent Manager and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub and Parent Manager enforceable against each of Parent, Merger Sub and Parent Manager in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance. The Merger Sub has (A)(1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. Except as permitted under Section 6.4, none of the foregoing actions by the Parent Board or the sole member of Merger Sub have been rescinded or withdrawn or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve Transactions, including the Merger and the Parent Stock Issuance.
(b)Except as set forth in Schedule 5.3(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent, Merger Sub or Parent Manager, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent, any of its Subsidiaries or Parent Manager under, any provision of any Parent Contract to which Parent, any of its Subsidiaries or Parent Manager is a party or by which Parent, Merger Sub, any of their respective Subsidiaries or Parent Manager or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent, any of its Subsidiaries, Parent Manager or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
5.4 Consents
. No Consent from any Governmental Entity, is required to be obtained or made by Parent, any of its Subsidiaries or Parent Manager in connection with the execution and delivery of this Agreement by Parent, Merger Sub and Parent Manager or the consummation by Parent, Merger Sub and Parent Manager of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Merger Certificate with, and acceptance for record by, the Delaware Secretary of State pursuant to the DGCL and the LLC Act; (c) filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
5.5 SEC Documents; Financial Statements; Internal Controls and Procedures
.
(a)Since December 31, 2021, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of

Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.
(c)Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From April 1, 2023 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
5.6 Absence of Certain Changes or Events
.
(a)From April 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(b)From April 1, 2023, through the date of this Agreement, except as for events giving rise to and the actions taken in connection with this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
5.7 No Undisclosed Material Liabilities
. There are no liabilities of Parent or any of its Subsidiaries of a type required by GAAP to be recorded as a liability on a consolidated balance sheet of Parent or in the notes thereto, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2022 (including the notes thereto), contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.8 Information Supplied

. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to the Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.
5.9 Parent Permits; Compliance with Applicable Laws
. Parent, its Subsidiaries and Parent Manager hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to (a) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (b) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Neither Parent, any Subsidiary of Parent nor Parent Manager is in violation or breach of, or default under, any Parent Permit, nor has Parent, any Subsidiary of Parent or Parent Manager received any claim or notice indicating that Parent, any Subsidiary of Parent or Parent Manager is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. The businesses of Parent, its Subsidiaries and Parent Manager are not currently being conducted, and at no time since December 31, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to (A) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (B) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent, any of its Subsidiaries or Parent Manager (to the extent related to Parent or its Subsidiaries) is pending or threatened, other than those the outcome of which would not reasonably be expected to (I) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (II) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10 and Section 5.11.
5.10 Compensation; Benefits
.
(a)Other than as set forth on Schedule 5.10(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to or had any liability (whether actual or contingent) with respect to, any material Employee Benefit Plan. Neither Parent nor any of its Subsidiaries has any contract, plan or commitment, whether or not legally binding, to create any Employee Benefit Plan.
(b)Neither Parent nor any of its Subsidiaries contributes to or has an obligation to contribute to, or has any actual or potential liability in respect of, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(c)Neither Parent nor any of its Subsidiaries has any employees.
5.11 Taxes
.
(a)Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)Parent: (i) for its taxable years commencing with its taxable year ended December 31, 2011, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(c)Mortgage Acquisition Trust I, LLC: (i) for its taxable years commencing with its taxable year ended December 31, 2017 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.
(d)Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.
(e)Parent has made available to the Company complete and accurate copies of all U.S. federal and all other material Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2018.
(f)Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.
(g)(i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(h)Except as set forth on Schedule 5.11(h) of the Parent Disclosure Letter, since Parent’s formation, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.
(i)Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(j)There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.
(k)No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of Parent or any of its Subsidiaries is currently pending with any Governmental Entity and neither Parent nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.
(l)There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(m)Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise.
(n)Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(o)Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(p)Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(q)Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of Parent is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(r)This Section 5.11 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.
5.12 Litigation
. Except as would not reasonably be expected to (x) in the case of Parent and Merger Sub, have, individually or in the aggregate, a Parent Material Adverse Effect and (y) in the case of Parent Manager, materially prevent the ability of Parent Manager to consummate the Transactions before the End Date, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or Parent Manager or any of their respective properties, rights or assets or (b) any judgment, decree or injunction, or any material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent, any of its Subsidiaries or Parent Manager.
5.13 Intellectual Property
. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.14 Real Property
. Neither Parent nor any Subsidiary of Parent owns any real property, other than as and to the extent disclosed in Schedule 5.14 of the Parent Disclosure Letter. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.
5.15 Material Contracts
.
(a)Schedule 5.15(a) of the Parent Disclosure Letter sets forth a true and complete list (other than any Parent Plan), as of the date of this Agreement, of:
(i)other than contracts providing for the acquisition, purchase, sale or divestiture of residential or commercial mortgages, Agency RMBS and commercial mortgage backed securities, mortgage servicing rights, corporate term loans, marketable securities, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000;
(ii)each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;
(iv)other than contracts providing for repurchase transactions or reverse repurchase transactions in the ordinary course of business, each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent);
(v)each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;
(vi)each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent;
(vii)each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries

(including the Surviving Company upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;
(viii)each material partnership, joint venture, limited liability company or strategic alliance agreement to which Parent or a Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);
(ix)each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager, or any officer, director or affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), or of Parent Manager, on the other hand;
(x)each contract that obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers or employees of Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries is the indemnitor;
(xi)each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 5.15(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected Parent or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $500,000 following the Effective Time; and
(xii)each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.15(a) with respect to Parent or any Subsidiary of Parent.
(b)Collectively, the contracts set forth in Section 5.15(a) are herein referred to as the “Parent Contracts.” Except has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.
5.16 Insurance
. To the knowledge of Parent, all current, material insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. To the knowledge of Parent, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.
5.17 Opinion of Financial Advisor
. The Parent Board has received the opinion of Piper Sandler & Co. addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to the Company for information purposes only.
5.18 Brokers
. Except for the fees and expenses payable to Piper Sandler & Co., which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
5.19 State Takeover Statute
. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL; (b) the provisions of Subtitle 7 of Title 3 of the MGCL; and (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
5.20 Investment Company Act
. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
5.21 Ownership of Company Capital Stock
. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last three years.
5.22 Available Funds
. Parent Manager’s obligations under this Agreement are not subject to a condition regarding Parent Manager’s obtaining of funds to consummate the Merger and the other Transactions. Parent Manager has, as of the date of this Agreement, and Parent Manager will have on or before the Closing Date, access to immediately available funds sufficient to enable Parent Manager to make all payments contemplated by this Agreement, including the payment of the Per Share Additional Manager Consideration.
5.23 Merger Sub

. Merger Sub was formed on July 24, 2023. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
5.24 No Additional Representations
.
(a)Except for the representations and warranties made in this Article V, neither Parent, Merger Sub, Parent Manager nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries (including Merger Sub) or Parent Manager or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and each of Parent and Parent Manager hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
Article VI

COVENANTS AND AGREEMENTS
6.1 Conduct of Company Business Pending the Merger
.

(a)The Company agrees that, except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers, suppliers, business relationships (including with the Company Manager), vendors and counterparties and (B) the Company shall maintain its status as a REIT.
(b)Except (w) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice and in amounts that do not exceed $0.35 per share per quarter; (2) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (3) without duplication of the amounts described in clauses (1) and (2), dividends or other distributions necessary for the Company or any Subsidiary thereof (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); or (4) any dividend to the extent declared and paid in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Employee Benefit Plan of the Company, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Company Equity Plans and outstanding on the date hereof; and (B) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i);
(iii)(A) amend the Company’s Organizational Documents, (B) adopt any amendment to the Organizational Documents of any of the Company’s Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Company’s Organizational

Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company’s Organizational Documents;
(iv)(A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company or (2) acquisitions of assets in the ordinary course of business consistent with past practice of residential or commercial mortgages, Agency RMBS or commercial mortgage backed securities or other assets or securities permitted under the Company’s investment guidelines as set forth in the Company Management Agreement, as amended by the Company Board from time to time prior to the date hereof, including derivative securities and other instruments used for the purpose of hedging interest rate risk (collectively, “Company Portfolio Securities”);
(v)sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than sales, leases or dispositions of assets that involve a sale price consistent with the terms set forth in Schedule 6.1(b)(v) of the Company Disclosure Letter; provided, however, the foregoing shall not restrict (i) repurchase agreements and/or master repurchase agreements to finance the purchase price of assets or securities or refinance the Company’s repurchase obligations pursuant to such repurchase agreements or master repurchase agreements when due, in each case, in the ordinary course of the Company’s business consistent with past practice or (ii) any derivative financial instruments or arrangements entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice for the purpose of fixing or hedging interest rate risk and not for speculative purposes;
(vi)adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;
(vii)change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s or any Subsidiary’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix) (A) enter into any contract that would be a Company Contract, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect; provided, however, that, with respect to clauses (A) and (B), the Company may enter into, modify, amend, terminate or assign, or waive or assign any rights under, any of the foregoing Contracts so long as (x) it is in the ordinary course of business consistent with past practice, (y) it would not reasonably be expected to prevent or materially delay the consummation of the Transactions and (z) it is not, and would not be a, Company Vendor Contract (including any renewal thereof);
(x)(A) pay or agree to pay to any director, officer or other individual service provider of the Company or any of its Subsidiaries any compensatory payment or benefit not required by any Company Plan existing as of the date hereof; (B) establish any new Company Plan or amend any Company Plan in existence on the date of this Agreement; or (C) (i) until December 31, 2023, grant any increase and (ii) from and after December 31, 2023, grant any material increase, in each case, in the compensation payable or to become payable to any of its directors, officers or any other employees or grant any new awards under any Company Plan; provided, however, that no action will be a violation of this Section 6.1(b)(x) if it is taken (1) as permitted under Section 6.1(b)(ii), (2) in order to comply with applicable Law or (3) pursuant to a Company Plan in existence on the date of this Agreement;
(xi)make any loans, advances or capital contributions to, or investments in, any other Person, except (A) for reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business or (B) for loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(xii)take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)other than the settlement of any (A) Proceeding (x) reflected or reserved against on the balance sheet of the Company (or in the notes thereto) and (y) that would not reasonably be expected to materially restrict the operations of the Company and its Subsidiaries, or (B) Transaction Litigation in accordance with Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount in excess of the amount set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter;
(xiv)other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the

Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company or (C) short-term borrowings to meet the Company’s liquidity needs in order to take any of the actions permitted to be taken by the Company or its Subsidiaries pursuant to this Section 6.1(b);
(xv)incur any Indebtedness or sell any assets that would, in either case, result in the Leverage Ratio exceeding the Maximum Leverage Ratio or, if the Leverage Ratio already exceeds the Maximum Leverage Ratio, incur any Indebtedness or sell any assets to further increase the Leverage Ratio; provided, however, that in the event of a breach of this Section 6.1(b)(xv), the Company shall promptly notify Parent of such breach, and, after consultation with Parent, use commercially reasonable efforts to take such steps as may be required to reverse such actions within five (5) Business Days of notice of such breach. The covenants in this Section 6.1(b)(xv) shall be tested and certified upon request from time to time (but not more often than once per week) after the date of this Agreement by the Company as part of its investment holdings report in accordance with Section 6.1(c);
(xvi)enter into any new line of business;
(xvii)form any new funds, co-investments, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;
(xviii)take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;
(xix)other than (1) with Subsidiaries of the Company and (2) the Termination Agreement, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company or the Company Manager or any of its Affiliates; or
(xx)agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).
(c)Within five (5) Business Days after the date hereof, the Company shall deliver a statement that sets forth all of the Company’s holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the date hereof until the Closing Date, the Company shall: (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice and the provisions of Section 6.1(b); (ii) upon request from time to time (but not more often than once per week), participate in a call with the investment personnel of Parent to discuss the status of the Company’s and Parent’s respective portfolios and planned portfolio management activities (including any actions planned to be taken in the event that the Leverage Ratio exceeds the Maximum Leverage Ratio); (iii) consult with Parent in good faith (1) if the Leverage Ratio exceeds the Maximum Leverage Ratio and will further consult with Parent in good faith prior to taking any actions to cure breaches of Section 6.1(b)(xv) and (2) to the extent practicable, prior to taking any portfolio management activity of the Company if the result of such activity would involve the direct sale of assets of the Company or any of its Subsidiaries that could result in any changes of more than $500,000 individually or $2,500,000 in the aggregate compared to the prior statement of the Company’s holdings in its investment portfolios delivered to Parent (it being understood that Parent’s failure to respond within three (3) Trading Hours of the Company’s notification of its intent to take such action shall be deemed to satisfy the Company’s consultation obligation); and (iv) upon request from time to time (but not more often than once per week), report all investment and hedging transactions to Parent, which report shall include a computation of the Leverage Ratio. All consultation notifications to be provided pursuant to this Section 6.1(c) shall be provided electronically to the attention of Parent and shall include (A) in the subject line of the communication, the urgent nature of the request and a description of the asset at issue and (B) in the body of the communication, a description of the material terms of the potential asset sale (including a description of the asset, the counterparty, the sale price and the expected closing date).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
6.2 Conduct of Parent Business Pending the Merger
.
(a)Parent agrees that, except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers, suppliers, business relationships (including with the Parent Manager), vendors and counterparties and (B) Parent shall maintain its status as a REIT.
(b)Except (w) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice and in amounts that do not exceed $0.18 per share per quarter; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock or payable in respect of the preferred stock of any Subsidiary that is a REIT consistent with past practice and the terms of such preferred stock; (3) any dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for Parent or any Subsidiary thereof (as applicable) to maintain its status as a

REIT under the Code and avoid the imposition of income or excise Tax (including the Minimum Distribution Dividend); or (5) any dividend to the extent declared and paid in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of Parent); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except (1) for any repurchase of Parent Common Stock pursuant to Parent’s previously announced stock repurchase programs or (2) as required by the Organizational Documents of Parent or any Subsidiary of Parent, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plans to Parent’s independent directors in the ordinary course of business and in amounts and at times consistent with past practice; and (C) shares of Parent Capital Stock or capital stock or other ownership interests of any Subsidiary of Parent issued as a dividend made in accordance with Section 6.2(b)(i);
(iii)(A) amend Parent’s Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries that would, in either case, reasonably be expected to prevent or materially delay the consummation of the Transactions or (B) unless the failure to take such action would be inconsistent with the Parent Board’s legal duties as directors under applicable Law, waive for any Person, or exempt any Person from, or establish or increase any Excepted Holder Limit (as defined in the Parent’s Organizational Documents) for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of Parent set forth in Parent’s Organizational Documents;
(iv)(A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly owned Subsidiary of Parent, (B) except for acquisitions of assets in the ordinary course of business consistent with past practice, acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, or (C) enter into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, but in each case only if such action could reasonably be expected to prevent or materially delay the consummation of the Transactions;
(v)sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any assets, other than in the ordinary course of business consistent with past practice;
(vi)adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);

(vii)change in any material respect its material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent’s or any Subsidiary’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)(A) enter into any contract that would be a Parent Contract, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract in any manner which could reasonably be expected to prevent or materially delay the consummation of the Transactions;
(x)(A) pay or agree to pay to any director, officer or other individual service provider of Parent or any of its Subsidiaries any compensatory payment or benefit not required by any Parent Plan existing as of the date hereof; (B) establish any new Parent Plan or amend any Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; or (C) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees; provided, however, that no action will be a violation of this Section 6.2(b)(xi) if it is taken (1) as permitted under Section 6.2(b)(ii), (2) in order to comply with applicable Law or (3) pursuant to a Parent Plan in existence on the date of this Agreement;
(xi)make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business; notwithstanding anything in this Agreement to the contrary, Parent and its Subsidiaries may undertake customary asset management and servicing activities with respect to its assets and loans in its reasonable discretion, including without limitation, restructuring, extending, modifying loans and assets and foreclosing on collateral;
(xii)take any action, or fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a subsidiary REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xiii)other than the settlement of any (A)(x) Proceeding reflected or reserved against on the balance sheet of Parent (or in the notes thereto) or (y) Proceeding that would not reasonably be expected to materially restrict the operations of Parent and its Subsidiaries or (B) Transaction Litigation in accordance with Section 6.10, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) involving the payment of monetary damages by Parent or any of its Subsidiaries of any amount in excess of the amount set forth in Schedule 6.2(b)(xiii) of the Parent Disclosure Letter;
(xiv)incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Parent or any of its Subsidiaries, except (A) Indebtedness incurred under Parent’s existing debt facilities, as set forth on Section 6.2(b)(xv) of the Parent Disclosure Letter, in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(i)); (B) funding any transactions permitted by this Section 6.2(b); (C) refinancing, amending, extending or replacement of existing Indebtedness; or (D) otherwise in the ordinary course of business consistent with past practice;
(xv)enter into any new line of business;
(xvi)take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xvii)other than (1) with Subsidiaries of Parent and (2) the Parent Management Agreement Amendment, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent or Parent Manager or any of its Affiliates; or
(xviii)agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Parent Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
6.3 No Solicitation by the Company
.
(a)From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any

Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder. The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company or any of its Subsidiaries is a party.
(b)Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.3(b) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.3(b)), (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within ten Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48-hour time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall (x) keep Parent reasonably informed on a prompt and current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent; provided, that the Company may redact such written materials to the extent reasonably necessary to prevent the identification of such party if the Company is restricted from making such disclosure under the terms of a confidentiality agreement entered into prior to the date of this Agreement.
(d)Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities Laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in compliance with such requirements;
(ii)prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if the Company receives a written, bona fide Company Competing Proposal from such Person that did not result from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3 (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or is reasonably expected to lead to, a Company Superior Proposal;
(iii)prior to the receipt of the Company Stockholder Approval, in response to a written Company Competing Proposal from a third party that did not result from a material breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board determines that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and that the Company intends to take such action and the Company has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would preclude a determination that the Company Competing Proposal remains a Company Superior Proposal, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and
(iv)prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).
(e)Notwithstanding anything in this Agreement to the contrary, the Company Board shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and (iii) after giving such notice and prior to effecting such Company Change of Recommendation, the Company has made itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto, and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fifth Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable Law.
6.4 No Solicitation by Parent
.
(a)Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.4(a) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.4(a)), (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(c)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto or (vii) fail publicly to reaffirm without qualification the Parent Board Recommendation within ten Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(a) being referred to as a “Parent Change of Recommendation”).
(b)From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within 48 hours thereof), and Parent shall provide to the Company (within such 48-hour time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall (x) keep the Company reasonably informed on a prompt and current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations and (y) promptly (and in any case within 24 hours) make available to the Company copies of all written materials provided by Parent to such party but not previously made available to the Company; provided, that Parent may redact such written materials to the extent reasonably necessary to prevent the identification of such party if Parent is restricted from making such disclosure under the terms of a confidentiality agreement entered into prior to the date of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:
(i)make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities Laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(c)(iii) or Section 6.4(d), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in compliance with such requirements;
(ii)prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(a)(ii) and 6.4(a)(iii) with any Person if (1) Parent receives a written, bona fide Parent Competing Proposal from such Person that did not result from a material breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(a) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4 (it being understood that Parent shall not be required to include any “standstill” provision in such confidentiality agreement), and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;
(iii)prior to the receipt of the Parent Stockholder Approval, in response to a written Parent Competing Proposal from a third party that did not result from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), if prior to taking such action (A) the Parent Board determines that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal), and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action and Parent has made itself available to negotiate in good faith (and caused its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would preclude a determination that the Parent Competing Proposal remains a Parent Superior Proposal, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board after consultation with its outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and
(iv)prior to the receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(c)(ii).
(d)Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(c)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law, (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation) and (iii) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent has made itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto, and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fifth Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be reasonably expected to be inconsistent with its legal duties as directors under applicable Law.
6.5 Preparation of Joint Proxy Statement and Registration Statement
.
(a)Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto (used by Parent to obtain the Parent Stockholder Approval).
(b)Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and to the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions contemplated hereby; and provided, further, that the

Company, in connection with any Company Change of Recommendation, and Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.
(c)Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.
6.6 Stockholders Meetings
.
(a)The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the effectiveness of the Registration Statement under the Securities Act. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Competing Proposal, or by any Company Change of Recommendation.
(b)Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the effectiveness of the Registration Statement under the Securities Act. Except as permitted by Section 6.4, Parent shall, through the Parent Board, recommend to the Parent Stockholders that they vote in favor of the Parent Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from the Parent Stockholders proxies in favor of the approval of the Parent Stock Issuance, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting, and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(c)(iii))(B). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Competing Proposal, or by any Parent Change of Recommendation.
(c)The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.
6.7 Access to Information
.
(a)Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information (and information reasonably available from third parties) about the Company’s financing, refinancing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.
(b)The Nondisclosure Agreement dated as of August 23, 2022, among Parent, Parent Manager, the Company and the Company Manager (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.
(c)Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each Affiliate of the Company Manager to deliver to the Company all Contracts and records in the Company Manager’s or any of its Affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any of its Subsidiaries is a party, and with respect to records, to the extent they pertain to the business of the Company and its Subsidiaries, provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.
6.8 Reasonable Best Efforts
.
(a)Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.
(b)In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company or any Subsidiary of the Company nor Parent or any Subsidiary of Parent shall not pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.
6.9 Indemnification; Directors’ and Officers’ Insurance
.
(a)Parent agrees that all rights existing as of the date of this Agreement to indemnification, advancement of expenses and exculpation from Indemnified Liabilities (as defined below) in favor of the Company Manager or current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in the Organizational Documents of the Company and each of the Company Subsidiaries, any employment agreement or indemnification agreement in effect on the date hereof or otherwise will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company to perform its respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company, the Company Manager or any of their Subsidiaries or who acts as a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company, the Company Manager or any of their Subsidiaries, a fiduciary under any Company Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent shall pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its reasonable best efforts to assist in the defense of any such matter. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company, the Company or the Indemnified Person within the last three (3) years. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Persons covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation.
(b)For a period of not less than six (6) years following the Effective Time, the provisions in the Surviving Company’s and its Subsidiaries’ Organizational Documents with respect to indemnification, advancement of expenses and exculpation of current and/or former directors, officers or employees shall be no less favorable to such directors, officers and employees than such contained in the Organizational Documents of the Surviving Company or its Subsidiaries, as applicable, in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of any such individuals except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.
(c)To the extent permitted by applicable Law, Parent shall cause the Surviving Company to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)On or prior to the Closing Date, the Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, the aggregate premium for the D&O Insurance shall not exceed an amount equal to 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the premium of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)The provisions of this Section 6.9 (i) will survive consummation of the Merger; (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates; and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(f)In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent shall cause the Surviving Company not to sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy its obligations under this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.9, and his or her heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.
(g)From and after the Effective Time, Parent shall guarantee the prompt payments of the obligations of the Surviving Corporation under this Section 6.9.
(h)Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to insurance claims pursuant to any applicable insurance policy or indemnification agreement, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.10 Stockholder Litigation
. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation in excess of the amount set forth in Schedule 6.10 of the Company Disclosure Letter without the prior written consent of Parent.
6.11 Treatment of Company Management Agreement
. On the date hereof, the Company and the Company Manager have entered into the Termination Agreement, to which Parent is an express third party beneficiary, terminating the Company Management Agreement effective as of the Effective Time, and such termination shall be without any liability (except to the extent specifically set forth therein) to the Company, any of its Subsidiaries, Parent, any Affiliate of Parent, Parent Manager or the Surviving Company. The Company has provided to Parent a true, correct and complete copy of the executed Termination Agreement. The Company shall not amend, modify or waive any rights under the Company Management Agreement or the Termination Agreement without Parent’s prior written consent. Notwithstanding anything herein to the contrary, in no event shall the Company pay the Company Manager any amounts in excess of the amounts that are expressly required to be paid by the Company pursuant to the terms of the Termination Agreement.
6.12 Treatment of Parent Management Agreement Amendment
. On the date hereof, Parent and the Parent Manager have entered into the Parent Management Agreement Amendment, which shall be effective as of the Effective Time. Parent has provided to the Company a true, correct and complete copy of the executed Parent Management Agreement Amendment. Parent shall not amend, modify or waive any rights under the Parent Management Agreement Amendment without the Company’s prior written consent.
6.13 Public Announcements
. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Company Manager nor Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation; provided, however, each party and their respective controlled Affiliates may, without the prior written consent of the other party, make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.13.
6.14 Control of Business
. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.15 Transfer Taxes
. All Transfer Taxes incurred in connection with the Transactions shall be paid by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its subsidiaries shall be determined by Merger Sub in its reasonable discretion.
6.16 Notification
. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Parent, the Surviving Company or the Company, (b) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger, any other Transaction, this Agreement or the TPT Merger Agreement (“Transaction Litigation”) and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate this Agreement under Article VIII.
6.17 Section 16 Matters
. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.
6.18 Listing Application
. Parent shall take all actions necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
6.19 Tax Matters
.
(a)The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(d) and Section 7.3(f); (ii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form to be mutually agreed upon by the Company and Parent prior to the Closing, dated as of the Closing Date and signed by an officer of the Company, which contains representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.2(f) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.3(f), in each case, on the Closing Date (the “Company Tax Representation Letter”); and (iii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.3(d) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.2(d), in each case, on the Closing Date.
(b)Parent and Merger Sub shall (i) use their reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(f) and Section 7.3(d); (ii) deliver to Hunton Andrews Kurth LLP and Skadden, Arps, Slate, Meagher & Flom LLP an officer’s certificate in a form to be mutually agreed upon by the Company and Parent prior to the Closing, dated as of the Closing Date and signed by an officer of Parent, which contains representations as shall be reasonably necessary or appropriate to enable (A) Hunton Andrews Kurth LLP to render the opinion described in Section 7.2(f) and (B) Skadden, Arps, Slate, Meagher & Flom LLP to render the opinion described in Section 7.3(f), in each case, on the Closing Date (the “Parent Tax Representation Letter”); and (iii) deliver to Hunton Andrews Kurth LLP an officer’s certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations as shall be reasonably necessary or appropriate to enable Hunton Andrews Kurth LLP to render the opinion described in Section 7.3(d) on the Closing Date.
(c)The Company shall cause to be prepared all federal and other material Tax Returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.
6.20 Additional Dividends
.
(a)Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.20(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount ”) if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent with respect to the Parent Common Stock pursuant to this Section 6.20(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount ”) equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.
6.21 Takeover Laws
. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
6.22 Delisting
. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act as promptly as practicable after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.
6.23 Obligations of Merger Sub and the Surviving Company
. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
6.24 Company Convertible Notes
.
(a)Notwithstanding anything to contrary in this Agreement, prior to the Effective Time, the Company (i) shall take all such actions as may be required in accordance with, and subject to, the terms of the Company Convertible Notes Indenture or under applicable Law and (ii) may, subject to Schedule 6.24 of the Company Disclosure Letter, take any actions as may be permitted or contemplated under the terms of the Company Convertible Notes Indenture, in each case, including the giving of any notices that may be required in connection with the Transactions and settling any repurchase or conversion of the Company Convertible Notes occurring prior to or as a result of or in connection with the Transactions and electing any Settlement Method under, and as defined in, the Company Convertible Notes Indenture (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Company Convertible Notes Indenture) with respect to any Conversion Date (as defined in the Company Convertible Notes Indenture)). For the avoidance of doubt, notwithstanding anything to contrary in this Agreement, the Company may settle any conversion of the Company Convertible Notes in cash, shares of the Company Common Stock or any combination of cash and shares of the Company Common Stock, at the Company’s election. Prior to taking any action under clause (ii) of this Section 6.24(a), the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

(b)As of the Effective Time and subject to the terms and conditions set forth herein: (i) the Surviving Company will assume the due and punctual performance and observance of the Company’s covenants, agreements and obligations under and relating to the Company Convertible Notes issued by the Company pursuant to the Company Convertible Notes Indenture; and (ii) Parent, Merger Sub and the Company shall execute and deliver, or cause to be delivered, any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates and opinions of counsel required by the Company Convertible Notes or the Company Convertible Notes Indenture, in order to effectuate such assumption.
6.25 Employee Matters
. Neither Parent nor the Surviving Company shall have any obligation to retain any current employee of the Company or its Subsidiaries following the Effective Time and any severance obligations payable to such employee solely as a result of the Transactions contemplated hereby shall be solely borne by the Company (“Company Severance Payments ”).
Article VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Consummate the Merger
. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.
(b)No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.
(c)Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.
(d)Listing; Classification. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
7.2 Additional Conditions to Obligations of Parent, Merger Sub and Parent Manager
. The obligations of Parent, Merger Sub and Parent Manager to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, Merger Sub and Parent Manager, in whole or in part, to the extent permitted by applicable Law:
(a)Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure), Section 4.3(a) (Authority) and Section 4.6(a) (Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)Compliance Certificate. Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.
(d)REIT Opinion. Parent shall have received a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)Absence of Company Material Adverse Effect. Except as disclosed in Schedule 7.2(e) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.
(f)Reorganization Opinion. Parent and Merger Sub shall have received the written opinion of its counsel, Hunton Andrews Kurth LLP, dated as of the Closing Date and in substantially the same form as Exhibit C, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Hunton Andrews Kurth LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

7.3 Additional Conditions to Obligations of the Company
. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)Representations and Warranties of Parent, Merger Sub and Parent Manager. (i) The representations and warranties of Parent, Merger Sub and Parent Manager set forth in Section 5.2(a) (Capital Structure), Section 5.3(a) (Authority) and Section 5.6(a) (Parent Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all material respects only as of such date), and (ii) all other representations and warranties of Parent, Merger Sub and Parent Manager set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) (1) in the case of Parent and Merger Sub, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) in the case of Parent Manager, would not reasonably be expected to materially prevent the ability of Parent Manager to consummate the Transactions before the End Date.
(b)Performance of Obligations of Parent, Merger Sub and Parent Manager. Parent, Merger Sub and Parent Manager each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
(c)Compliance Certificate. The Company shall have received (i) a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a) (solely with respect to the representations and warranties of Parent and Merger Sub) and Section 7.3(b) (solely with respect to the agreements and obligations of Parent and Merger Sub) have been satisfied and (ii) a certificate of Parent Manager signed by an executive officer of Parent Manager, dated the Closing Date, confirming that the conditions in Section 7.3(a) (solely with respect to the representations and warranties of Parent Manager) and Section 7.3(b) (solely with respect to the agreements and obligations of Parent Manager) have been satisfied.
(d)REIT Opinion. The Company shall have received a written opinion of Hunton Andrews Kurth LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2011, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)Absence of Parent Material Adverse Effect. Except as disclosed in Schedule 7.3(e) of the Parent Disclosure Letter since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, that is continuing.
(f)Reorganization Opinion. The Company shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in substantially the same form as Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
(g)Company Director Designees. Effective as of the Effective Time, the Company Director Designees to be appointed to the Parent Board pursuant to Section 2.6 shall have been so appointed.
7.4 Frustration of Closing Conditions
. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.
Article VIII

TERMINATION
8.1 Termination
. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:
(a)by mutual written consent of the Company and Parent;
(b)by either the Company or Parent:
(i)if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on May 2, 2024 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(iii) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting; or
(v)if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;
(c)by Parent:
(i)if, prior to the time the Company Stockholder Approval is obtained, the Company Board shall have effected a Company Change of Recommendation whether or not pursuant to and in accordance with Section 6.3(d)(iii) or Section 6.3(e); or
(ii)if, prior to the receipt of the Parent Stockholder Approval, the Parent has complied in all material respects with Section 6.4 in respect of such Parent Superior Proposal and the Parent Board determines to terminate this Agreement in accordance with Section 6.4(c)(iii) in connection with a Parent Superior Proposal and the Parent Board has approved, and concurrently with the termination hereunder, Parent enters into, a definitive agreement providing for the implementation of such Parent Superior Proposal; provided, however, that such termination shall not be effective unless Parent concurrent therewith pays or causes to be paid the Parent Termination Fee in accordance with Section 8.3(e);
(d)by the Company:
(i)if, prior to the receipt of the Company Stockholder Approval, the Company has complied in all material respects with Section 6.3 in respect of such Company Superior Proposal and the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrent therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(d); or
(ii)if, prior to the time the Parent Stockholder Approval is obtained, the Parent Board shall have effected a Parent Change of Recommendation whether or not pursuant to and in accordance with Section 6.4(c)(iii) or Section 6.4(d).

8.2 Notice of Termination; Effect of Termination
.
(a)A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
8.3 Expenses and Other Payments
.
(a)Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v), Parent will pay to the Company, in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement, an amount equal to that required to reimburse the Company for the Company Transaction Expenses incurred at or prior to the time of such termination in an aggregate amount not to exceed $2,000,000 (the “Company Expense Reimbursement Amount”).
(c)If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv), the Company will pay to Parent, in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement, an amount equal to that required to reimburse Parent for the Parent Transaction Expenses incurred at or prior to the time of such termination in an aggregate amount not to exceed $1,000,000 (the “Parent Expense Reimbursement Amount”).
(d)If (i) Parent terminates this Agreement pursuant to Section 8.1(c)(i) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) (x) in the case of a termination under Section 8.1(c)(i), no later than two Business Days after notice of termination of this Agreement, or (y) in the case of a termination under Section 8.1(d)(i), concurrent with notice of termination of this Agreement.
(e)If (i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or (ii) Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) (x) in the case of a termination under 8.1(d)(ii), no later than two

Business Days after notice of termination of this Agreement, or (y) in the case of a termination under Section 8.1(c)(ii), concurrent with notice of termination of this Agreement.
(f)If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal (which is ultimately consummated) or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee (less any Parent Expense Reimbursement Amount previously paid by the Company to Parent). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%.”
(g)If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within nine months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Parent Competing Proposal (which is ultimately consummated) or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee (less any Company Expense Reimbursement Amount previously paid by Parent to the Company). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%.”
(h)In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 5% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.
(i)In the event that Parent is required to pay the Parent Termination Fee:
(i)Parent shall pay to the Company from the Parent Termination Fee deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) as determined by the Company’s independent certified public accountants (such maximum amount, the “Company REIT Cap Amount”), plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described in Section 8.3(i)(iii)(ii)(A), or (y) an opinion from the Company’s outside counsel as described in Section 8.3(i)(iii)(ii)(B), an amount equal to the excess of the Parent Termination Fee, less the amount payable under clause (1) above, less any amount previously paid under Section 8.3(i)(i).
(ii)To secure Parent’s obligation to pay the amounts described in Section 8.3(i)(i), Parent shall deposit into escrow an amount in cash equal to the Parent Termination Fee with an escrow agent selected by the Company and on such terms (subject to Section 8.3(i)(iii)) as shall be reasonably satisfactory to the Company as reflected in an escrow agreement among the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee.
(iii)The escrow agreement shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company’s independent accountants indicating the Company REIT Cap Amount or a subsequent letter from such accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that (A) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(i) at the reasonable request of the

Company in order to (1) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(iii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i); provided, however, that any amount that has not been released from the escrow to the Company pursuant to the provisions of this Section 8.3(i) as of the fifth anniversary of the deposit into such escrow shall at that time be released to Parent, and Parent shall have no further obligations to the Company with respect thereto.
(j)In the event that the Company is required to pay the Company Termination Fee:
(i)The Company shall pay to Parent from the Company Termination Fee deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Company Termination Fee payable to Parent and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income as determined by Parent’s independent certified public accountants (such maximum amount, the “Parent REIT Cap Amount”), plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described in Section 8.3(j)(iii)(ii)(A) or (y) an opinion from Parent’s outside counsel as described in Section 8.3(j)(iii)(ii)(B), an amount equal to the excess of the Company Termination Fee, less the amount payable under clause (1) above, less any amount previously paid under Section 8.3(j)(i).
(ii)To secure the Company’s obligation to pay the amounts described in Section 8.3(j)(i), the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee with an escrow agent selected by Parent and on such terms (subject to Section 8.3(j)(iii)) as shall be reasonably satisfactory to Parent as reflected in an escrow agreement among the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee.
(iii)The escrow agreement shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the Parent REIT Cap Amount or a subsequent letter from such accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(j) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and

856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(iii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j); provided, however, that any amount that has not been released from the escrow to Parent pursuant to the provisions of this Section 8.3(j) as of the fifth anniversary of the deposit into such escrow shall at that time be released to the Company, and the Company shall have no further obligations to Parent with respect thereto.
Notwithstanding anything to the contrary herein, Parent and Merger Sub, on the one hand, and Parent Manager, on the other hand, shall be severally liable in respect of its obligations under this Agreement, on a several, and not joint, basis, and neither the Parent nor Merger Sub shall be responsible for the obligations of Parent Manager hereunder (including the obligation to pay the Per Share Additional Manager Consideration), nor shall Parent Manager be responsible for the obligations of Parent and Merger Sub hereunder.
Article IX

GENERAL PROVISIONS
9.1 Schedule Definitions
. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
9.2 Survival
. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
9.3 Notices
. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail“) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i)if to Parent, Merger Sub or Parent Manager, to:
c/o AG REIT Management, LLC
245 Park Avenue, 26th Floor
New York, New York 10167
Attention:    Legal Department
E-mail:    legal@angelogordon.com
with a required copy to (which copy shall not constitute notice):
Hunton Andrews Kurth LLP
951 East Byrd Street
Richmond, Virginia 23219
Attention:     Steven Haas
    James Kennedy
E-mail:    shaas@huntonak.com
    jkennedy@huntonak.com
(ii)if to the Company, to:
Western Asset Mortgage Capital Corporation
385 East Colorado Boulevard
Pasadena, California 91101
Attention:     Bonnie Wongtrakool
    Robert Lehman
E-mail:    Bonnie.Wongtrakool@westernasset.com
    Robert.Lehman@westernasset.com
with a required copy to (which copy shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:     David J. Goldschmidt, Esq.
    Thomas W. Greenberg, Esq.
E-mail:    david.goldschmidt@skadden.com
    thomas.greenberg@skadden.com
9.4 Rules of Construction
.
(a)Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv)

“days” mean calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
9.5 Counterparts
. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
9.6 Entire Agreement; Third Party Beneficiaries
.
(a)This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) and Sections 2.6 and 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.7 Governing Law; Venue; Waiver of Jury Trial
.
(a)THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREFROM)) (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING

FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH CHOSEN COURTS.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8 Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
9.9 Assignment
. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
9.10 Affiliate Liability
.
(a)Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) the Company or (B) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent, Merger Sub or Parent Manager of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent, Merger Sub and Parent Manager hereby waive and release all claims of any such liability and obligation.
(b)Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent, Merger Sub or Parent Manager (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) Parent, Merger Sub or Parent Manager or (B) any Person who controls Parent, Merger Sub or Parent Manager. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.
9.11 Remedies; Specific Performance
.
(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
9.12 Amendment
. Prior to the Effective Time, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law would require the further approval by the stockholders of the Company or Parent, as applicable, without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.13 Extension; Waiver
. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent and Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
AG MORTGAGE INVESTMENT TRUST, INC.
By: /s/ Thomas J. Durkin
Name:    Thomas J. Durkin
Title:    Chief Executive Officer and
President
AGMIT MERGER SUB, LLC
By: /s/ Thomas J. Durkin
Name:    Thomas J. Durkin
Title:    Chief Executive Officer and
President
AG REIT MANAGEMENT, LLC, solely for the purposes set forth herein
By: /s/ Christopher D. Moore
    Name: Christopher D. Moore
    Title:     Chief Legal Officer & Secretary

SIGNATURE PAGE AGREEMENT AND PLAN OF MERGER

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
By: /s/ Elliott Neumayer
    Name: Elliott Neumayer
    Title:    Chief Operating Officer

SIGNATURE PAGE AGREEMENT AND PLAN OF MERGER

ANNEX A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.
“Agency RMBS” means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.
“Aggregate Additional Manager Consideration Amount” means $7,000,000.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York are authorized or obligated to be closed.
“Calculating Party” means (i) the Company, with respect to the Company Transaction Expenses, and (ii) Parent, with respect to the Parent Transaction Expenses.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease, exchange, transfer or other disposition (other than in the ordinary course of business) to a Person or group of more than 20% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or representing more than 20% of the net revenues or net income of the Company and its Subsidiaries.
“Company Convertible Notes” means the $86.3 million aggregate principal amount of the Company’s 6.75% Convertible Senior Notes due 2024, as governed by that certain Second Supplemental Indenture, dated as of September 14, 2021, between the Company and Wells Fargo Bank, National Association, as trustee (the “Company Convertible Notes Indenture”).
“Company Equity Plans” means the Western Asset Mortgage Capital Corporation Equity Plan, the Western Asset Mortgage Capital Corporation Manager Equity Plan, the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

“Company Management Agreement” means the Management Agreement by and among the Company and the Company Manager, dated as of May 9, 2012, as it may be amended.
“Company Manager” means Western Asset Management Company, LLC.
“Company Material Adverse Effect” means a Material Adverse Effect on the Company.
“Company Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the DGCL and the Organizational Documents of the Company.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing and likelihood of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Company Stockholders than the Transactions.
“Company Termination Fee” means a cash amount equal to $3,000,000.
“Company Transaction Expenses” means the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by the Company and any of its Subsidiaries in connection with the Transactions or in connection with the transactions contemplated by the TPT Merger Agreement, including (i) fees and expenses for services rendered to the Company for the Company’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) Company Severance Payments; provided, however, the parties agree that the Company shall not pay or agree to pay to any third party service provider any amount that would be a Company Transaction Expense in excess of the amount that the Company is legally obligated to pay pursuant to any agreement in effect as of the date hereof. For the avoidance of doubt, (i) the termination fee to be paid to the Company Manager pursuant to the Termination Agreement and the Accrued Management Fee and the Unreimbursed Expenses, as defined in and pursuant to the Termination Agreement, (ii) all Transfer Taxes payable pursuant to Section 6.15, (iii) the cost of the D&O Insurance, and (iv) the TPT Termination Fee, in each case, shall not be considered a Company Transaction Expense.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“Determination Date” means the last day of the first month immediately preceding the month in which the conditions set forth in Article VII are reasonably expected to be satisfied (other than the condition set forth in Section 7.1(a) and those conditions that by their nature are to be satisfied or waived at the Closing), or such other date as may be mutually agreed by the parties in their respective sole discretions.
“DGCL” means the Delaware General Corporation Law.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to a Person, any Person, whether or not incorporated, that together with such Person is treated as a single employer for purposes of Code Section 414 or ERISA Section 4001(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means 1.50, as calculated in accordance with the methodology set forth in the Exchange Ratio Spreadsheet, as such number may be adjusted (a) on account of the Final Company Transaction Expenses Amount in accordance with Section 3.1(d), (b) on account of the Final Parent Transaction Expenses Amount in accordance with Section 3.1(d) and/or (c) in accordance with Section 3.1(e).
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means the actual knowledge of (a) in the case of the Company, the individuals listed in Schedule 1.1(c) of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1(c) of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, governmental directive or other legally enforceable requirement, of any Governmental Entity, including common law.
“Leverage Ratio” means, as of any date of determination, the quotient obtained by dividing (a) the aggregate principal amount outstanding under the repurchase agreements, credit lines and to-be-announced dollar roll financings of the Company and its Subsidiaries, as determined on a consolidated basis, plus the principal balance of the Company Convertible Notes by (b) the Company’s total consolidated common stockholder’s equity.
“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development (an “effect”) that, individually or in the aggregate, materially adversely affects (a) the condition (financial or otherwise), business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets (including the mortgage backed securities markets), credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) except for purposes of Sections 4.3(b) and 5.3(b), the announcement of this Agreement or the pendency or consummation of the Transactions, (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement; (ix) except for purposes of Sections 4.3(b) and 5.3(b), compliance with the terms of, or the taking of any action permitted or expressly required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xi) any Transaction Litigation; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).
“Maximum Leverage Ratio” means a Leverage Ratio no greater than 3.5x.
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company or Parent, as applicable, ending on or prior to the Closing Date, which is required to be paid by the Company or Parent prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease, exchange, transfer or other disposition (other than in the ordinary course of business) to a Person or group of more than 20% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof) or representing more than 20% of the net revenues or net income of Parent and its Subsidiaries.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.
“Parent Plan” means any material Employee Benefit Plan of Parent or its Subsidiaries.
“Parent Preferred Stock” means Parent’s (a) 8.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series A Preferred Stock”), (b) 8.00% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series B Preferred Stock”), and (c) 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Parent Series C Preferred Stock”).
“Parent Restricted Stock” means any outstanding award of Parent Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to a Parent Equity Plan.
“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.
“Parent Stockholders” means the holders of Parent Common Stock and the holders of Parent Preferred Stock.
“Parent Stockholders Meeting” means a meeting of Parent Stockholders to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.
“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing and likelihood of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable from a financial point of view to the Parent Stockholders than the Transactions.
“Parent Termination Fee” means a cash amount equal to $6,000,000.

“Parent Transaction Expenses” means the cumulative fees and expenses incurred or expected to be incurred at or prior to the Closing by Parent and any of its Subsidiaries in connection with the Transactions, including (i) fees and expenses for services rendered to Parent for Parent’s financial and legal advisers, financial printer, proxy solicitor, transfer agent and virtual data room provider and (ii) all Transfer Taxes payable pursuant to Section 6.15; provided, however, the parties agree that Parent shall not pay or agree to pay to any third party service provider any amount that would be a Parent Transaction Expense in excess of the amount that Parent is legally obligated to pay pursuant to any agreement in effect as of the date hereof. For the avoidance of doubt, the TPT Termination Fee shall not be considered a Parent Transaction Expense.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Per Share Additional Manager Consideration” means, subject to the cap set forth in Section 3.1(c), an amount equal to (a) the Aggregate Additional Manager Consideration Amount divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), calculated after giving effect to the vesting of all Company Equity Awards pursuant to Section 3.2, rounded up to the nearest cent.
“Permitted Liens” means any Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Liens or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a company lease.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Proposed Transaction Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of (i) the Company, with respect to the Company Transaction Expenses as of the Determination Date, or (ii) Parent, with respect to the Parent Transaction Expenses as of the Determination Date.
“Receiving Party” means, (i) the Company, with respect to the Parent Transaction Expenses, and (ii) Parent, with respect to the Company Transaction Expenses.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax“ or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.
“Trading Day” means any day on which shares of Company Common Stock are traded on the NYSE.
“Trading Hour” means 9:30 a.m. New York, New York time to 4:00 p.m. New York, New York time on any Trading Day.
“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.
“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.
“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

ANNEX B
EXCHANGE RATIO SPREADSHEET

[Intentionally Omitted]

B-1

Exhibit A

TERMINATION AGREEMENT
[Intentionally Omitted]

Exhibit A-1

Exhibit B

PARENT MANAGEMENT AGREEMENT AMENDMENT
[Intentionally Omitted]

Exhibit B-1

Exhibit C

FORM OF PARENT AND MERGER SUB REORGANIZATION OPINION
[Intentionally Omitted]

Exhibit C-1

Exhibit D

FORM OF COMPANY REORGANIZATION OPINION
[Intentionally Omitted]

Exhibit D-1